195 Church Street
New Haven, CT  06510
www.newalliancebank.com

PRESS RELEASE

Contact:
Brian S. Arsenault
Executive Vice President
NewAlliance Bank
203 789 2733

NewAlliance to Move to New York Stock Exchange

New Haven, Connecticut, December 1, 2004 - NewAlliance Bancshares, Inc. (NASDAQ: NABC), the parent company of NewAlliance Bank, announced today that it will begin trading on the New York Stock Exchange on December 14, 2004, where it will trade under the symbol NAL.

“At over $6 billion in assets and as Connecticut’s third largest banking institution headquartered in the state, it seems compelling to move to the world’s largest equity market,” said Peyton R. Patterson, NewAlliance Chairman, President and Chief Executive Officer. “We look forward to our company being reviewed and considered by the widest possible audience of investors.”

Ms. Patterson noted that the NYSE is the exchange that trades most larger banks and thrifts.

“We are joining other leading northeast financial institutions in trading on the NYSE,” Ms. Patterson said. Some 22% of the companies traded on the New York Stock Exchange are financial institutions.

At September 30, 2004, NewAlliance Bancshares, headquartered in New Haven, Connecticut, had $6.3 billion in assets and operated 65 branches as NewAlliance Bank. In addition to offering a full range of consumer and commercial banking services, NewAlliance Bank also provides trust services and investment and insurance products and services. The Bank’s website is www.newalliancebank.com.

# # #